Exhibit 10.1

MEMORANDUM OF UNDERSTANDING BETWEEN

GERM USA

AND

TAYLOR VENTURES, LLC

I. PARTIES

This document, dated September 12, 2005, constitutes an agreement (the “Agreement”) between GERM USA, a Nevada Corporation (“Germ”) and Taylor Ventures, LLC (“Taylor”), an Indiana limited liability company.

II. PURPOSE

A. Background

GERM is currently a publicly traded corporation desirous of acquiring a building located at 315 E. Wallace Street, Fort Wayne, Indiana 46803, along with certain related personal property, currently owned by Taylor Ventures, LLC.

This Agreement is intended to summarily describe the basic terms and conditions of a formal Acquisition Agreement (the “Formal Agreement”) to be prepared by the Parties upon execution of this Agreement.

III. THE PURCHASE

A. Terms of Acquisition

1) Stock Payment. Germ shall issue shares of its restricted stock to Taylor for a total value of $300,000 as consideration for the purchase of the building. Taylor will also agree to leave the forklifts currently used in the building as a part of this purchase. The number of Germ shares to be issued to Taylor shall be calculated by dividing the $300,000 purchase price by the closing price of Grem’s common stock on the date of Closing, as quoted by the National Association of Securities Dealers Over-the-Counter Bulletin Board.

2) Topping Off Rights. The Final Purchase agreement will contain provisions guaranteeing the purchase price of $300,000 through the use of topping off rights, which will not last longer than 3 years from the date of closing. The seller will be entitled to additional shares if the amount issued does not amount to $300,000 after the restricted legend on the shares is removed and the shares are freely tradable.

(a)          The Parties acknowledge and agree that if, after three (3) years from the date of execution of the Final Purchase Agreement, the full purchase price for the building has not been satisfied; Germ shall make a cash payment for the remaining amount due to complete the purchase within 90 days after notification by Taylor.

3) Parties Intention. In the event Germ was to enter into dissolution or bankruptcy, it is the Parties’ intentions Taylor have a guarantee of any unsatisfied amount remaining, if any, from the full purchase price as a secured creditor of Germ. Any shares remaining in the possession of Taylor would be returned to Germ and cancelled.

B. Closing

The closing of the Formal Agreement will take place at a time and on a date to be specified by the Parties, which shall be no later than October 15, 2005, unless another time, date or place is agreed to in writing by the Parties.

C. Legal Description

The official legal description of the property is: Lot 39 and the North half of the vacated alley adjoining the same in Hamilton’s Second Addition to the City of Fort Wayne, Allen County, Indiana.

The property also includes Lots numbered 36, 37, 38, 84, 85, 86, and 87 in Hamilton’s Second Addition to the City of Fort Wayne, according to the recorded plat thereof, and the vacated alley running between Lots 36, 37, 38 and Lots 85, 86 and 87 and the South half of the vacated alley adjoining Lot 84 on the North, vacated under Declaratory Resolution No. 240.

III. COVENANTS

A. Conduct of Business of GERM

During the period from the date hereof to the Closing of the Formal Agreement, Germ will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Closing of the Formal Agreement

B. Conduct of Business of Taylor

During the period from the date hereof to the Closing of the Formal Agreement, Taylor will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Closing of the Formal Agreement.

IV. PERIOD OF AGREEMENT AND MODIFICATION/TERMINATION

This Agreement will become effective when signed by all parties. The Agreement will terminate upon execution of the Formal Agreement, but may be amended at any time by mutual agreement of the parties. Either party may terminate this Agreement by providing thirty (30) days written notice to the other party. In the event this Agreement is terminated, each party shall be solely responsible for the payment of any expenses it has incurred.

V. MISCELLANEOUS

A. Entire Agreement; Assignment

This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

B. Validity

If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

C. Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to GERM:

GERM USA
19020 State Road 1
Spencerville, Indiana 46877

Copy to:

Donald J. Stoecklein, Esq.
402 West Broadway, Suite 400
San Diego, CA 92101
(619) 595-4882
Fax (619) 595-4883

If to Taylor Ventures, LLC:

13212 Denton Hill

Fort Wayne, Indiana 46845

Copy to:

____________________
____________________
____________________

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

D. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the principles of conflicts of law thereof.

E. Descriptive Headings

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

F. Personal Liability

This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of Germ or Taylor or any officer, director, employee, agent, representative or investor of any party hereto.

G. Specific Performance

The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Formal Agreement, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses, it shall not be entitled to specific performance to compel the consummation of the Formal Agreement.

H. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

GERM USA.	TAYLOR VENTURES, LLC

________________________________	___________________________________

Ed Mires, Chief Executive Officer	Pat Taylor, Managing Member